Exhibit 99.1

SIGMATEL REPORTS FIRST QUARTER 2006 RESULTS

AUSTIN, Texas (April 25, 2006) – SigmaTel, Inc. (NASDAQ:SGTL), a leader in mixed-signal multimedia semiconductors, today announced first quarter 2006 results for the period ended March 31, 2006. Revenues for the first quarter of 2006 were $33.0 million, a decrease of 67% compared to revenues for first quarter of 2005 of $99.3 million. GAAP (generally accepted accounting principles) gross margin was 44.6% for the first quarter of 2006 and pro forma gross margin was 47.0%. SigmaTel reported a GAAP net loss for the first quarter of 2006 of $24.7 million, a diluted loss per share of $0.69. Pro forma net loss for the first quarter of 2006 was $21.8 million, a diluted loss per share of $0.61, versus pro forma net income of $25.4 million or $0.67 per diluted share for the comparable period in 2005. The reconciling charges are set forth in the reconciliation of GAAP to non-GAAP financial measures table provided below.

“The results for the first quarter are disappointing and we have re-focused our business strategy and management team to regain our market leading position in the portable multimedia market,” said Ron Edgerton, chairman, CEO and president of SigmaTel. “The company must execute to reverse this setback. To remain competitive, our customers not only need the best multimedia solutions on the market for their products, but we also need to provide them with a roadmap of leading edge features for the next generation of products.”

As of March 31, 2006, SigmaTel had cash, cash equivalents and short-term investments of $51.4 million, which declined from $118.9 million as of December 31, 2005. The reduction during the quarter was primarily due to a $30 million share repurchase and $21 million in changes to working capital and capital expenditures.

Business Summary

The product mix during the first quarter was more diversified than in the past. Revenue from portable SoCs accounted for approximately 64% of total revenues in the first quarter. More than 10% of total revenue came from the STMP3600. The software development kit, or SDK for the STMP3600 is available and a video SDK is expected in the second quarter. “We continue to see design wins across many SigmaTel products and customer interest on increasing functionality at lower bill of material costs,” said Phil Pompa, senior vice president of the Portable Systems Group. Contribution from the Integrated Components Group grew at a healthy pace in the first quarter and the company expects to see growth from this group throughout the year.

Additional Highlights

•	SigmaTel launched its new Software Development Kit for its STMP3600, providing customers with Microsoft® PlaysForSure™ version 1.2 support for Windows® Media(WM) DRM10.

•	SigmaTel entered into an agreement with Infineon Technologies to jointly develop a Bluetooth chip that is optimized for use in digital multimedia devices.

•	SigmaTel introduced the SGTV5800 family of solutions with a cost effective high fidelity TV audio processor whose feature rich design can be integrated into all analog, digital and hybrid TVs.

•	An Administrative Law Judge in the International Trade Commission, or ITC ruled that Actions Semiconductor Co., Ltd. infringed two SigmaTel patents. Included in the ruling was a recommendation that the ITC issue an order barring any MP3 players based on infringing Actions chips and containing two gigabytes or less of flash memory from being imported into the United States.

•	Techsplosion joined the SigmaTel global licensing program and plans to transition all of its product to SigmaTel solutions in the near future.

•	MP Man is switching its entire portfolio of MP3 player offerings to SigmaTel-based solutions. MP Man provides MP3 players to many of Europe’s major retail chain stores.

•	DSG International PLC, the largest specialist electrical retailer in Europe agreed to use SigmaTel solutions in its branded players including Matsui, Napa and Logik lines.

•	SigmaTel filed a lawsuit in Federal District Court alleging Telechips, Inc. is infringing three SigmaTel patents and plans to initiate an investigation against Telechips products at the ITC.

•	SigmaTel announced a new family of 8 and 10 channel High Definition Audio Codecs providing theater quality audio codec solutions that enable systems to simultaneously play 7.1 channel audio and VoIP or a second stereo audio stream.

•	Swissbit and Victorinox, makers of the world-renowned Swiss Army Knife, introduce the SWISSMEMORY™ s.beat digital audio player powered by the SigmaTel STMP3550.

Second Quarter 2006 Business Outlook

“We expect to see better results for the second quarter of 2006 and a more efficient use of our resources. It is imperative that we focus on our market strengths that will drive growth in revenue and our bottom-line,” said Mr. Edgerton.

Specific guidance for the second quarter of 2006:

■	Revenues are expected to be between $40 to $46 million.

■	Pro forma gross margins are expected to be approximately 48% on a pro forma basis plus or minus a couple of points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

■	Stock-based compensation under FAS 123R is expected to be $2.4 million after tax or $0.07 per diluted share.

■	Diluted pro forma loss per share is expected to be between $0.50 to $0.57, excluding approximately $0.07 per diluted share of stock-based compensation expense and approximately $0.02 per diluted share of expense related to amortization of acquired intangibles.

■	GAAP diluted loss per share is expected to be between $0.59 to $0.66.

■	EPS guidance is based on 35 million weighted average shares outstanding.

Conference Call Today

A conference call will be held today, April 25, 2006, beginning at 3:30 P.M. Central time. The call will be simulcast over the Internet at www.streetevents.com and http://ir.sigmatel.com. A replay of the conference call will be available at the websites listed above or by calling 888-203-1112 (U.S.) or 719-457-0820 (international) and entering pass code number 9004294. These replays will be available through May 25, 2006.

For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. These risks and uncertainties include, but are not limited to, the ability of SigmaTel to execute on its strategy to regain market share, attract new customers, more efficiently use resources and return to profitability; the successful development and introduction of SigmaTel’s software development kit for the STMP3600; the ability of SigmaTel to continue to grow revenues related to its integrated components group; customer acceptance of SigmaTel’s new product offerings, including the TV audio processor and the High Definition Audio Codecs; obtaining a final favorable judgment from the ITC on SigmaTel’s patent infringement case involving Actions Semiconductor; the successful transition to SigmaTel products by certain customers, including Techsplosion, MP Man and DSG International PLC; delays in product introductions; our ability to compete effectively; fluctuations in the prices of components used in our customers’ products; and, other risks detailed in our SEC filings, including our Form 10-K for the year ended December 31, 2005. For a more detailed discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 24, 2006.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present gross margin, net income (loss) and net income (loss) per share on a basis excluding certain non-cash charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q1 2006 earnings conference call can be found on the company’s website at http://ir.sigmatel.com.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

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SIGMATEL, INC.

PRO FORMA VS. GAAP RESULTS

(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Gross profit, as reported	$14,730	$57,044
Pro forma adjustments:

Amortization of intangible assets from acquisitions	783	—

Pro forma gross profit	$15,513	$57,044

Pro forma gross margin	47.0%	57.4%

	Three Months Ended March 31,
	2006	2005
Net income (loss), as reported	$(24,726)	$25,530
Pro forma adjustments (tax effected):
Partial reversal of lease abandonment charge	—	(250)
Amortization of intangible assets from acquisitions	840	—
Stock-based compensation	2,057	117

Pro forma net income (loss)	$(21,829)	$25,397

Diluted weighted average shares outstanding	35,787	37,756
Diluted net income (loss) per share, pro forma	$(0.61)	$0.67

SIGMATEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues, net	$33,021	$99,338
Cost of goods sold	18,291	42,294

Gross Profit	14,730	57,044

Operating Expenses:
Research and development	22,192	12,001
Selling, general and administrative	13,993	7,163

Total operating expenses	36,185	19,164

Operating income (loss)	(21,455)	37,880

Other Income:
Interest income, net	783	822
Foreign exchange loss	52	—

Total other income	731	822

Income (loss) before income taxes	(20,724)	38,702

Income tax expense	4,002	13,172

Net income (loss)	$(24,726)	$25,530

BASIC NET INCOME (LOSS) PER SHARE	$(0.69)	$0.72

DILUTED NET INCOME (LOSS) PER SHARE	$(0.69)	$0.68

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net income (loss) per share	35,787	35,398
Diluted net income (loss) per share	35,787	37,756

SIGMATEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$21,063	$65,712
Short-term investments	30,351	53,172
Accounts receivable, net	30,276	48,633
Inventories, net	35,733	23,534
Income tax receivable	5,241	5,492
Deferred tax asset, net	2,760	1,760
Prepaid expenses and other assets	8,168	6,963

Total current assets	133,592	205,266

Property, equipment and software, net	14,242	14,200
Intangible assets, net	37,168	37,678
Goodwill	84,087	84,203
Other assets	1,868	2,095

Total assets	$270,957	$343,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$28,723	$50,146
Accrued compensation	5,161	7,020
Other accrued expenses	6,005	6,442
Deferred revenue	8,416	10,093
Current portion of long-term obligations	330	528

Total current liabilities	48,635	74,229

Non-current income taxes payable	10,519	7,906
Other liabilities	3,333	2,113

Total liabilities	62,487	84,248

Stockholders’ Equity:
Common stock, $0.0001 par value; 170,000 shares authorized; shares issued and outstanding: 35,200 and 35,110 at 2006 and 37,507 and 37,417 at 2005, respectively	4	4
Additional paid-in capital	188,516	218,492
Notes receivable from stockholders	(5)	(5)
Deferred stock-based compensation	—	(3,874)
Treasury stock, 90 common shares at cost	(741)	(741)
Accumulated surplus	20,611	45,337
Accumulated other comprehensive income (loss)	85	(19)

Total stockholders’ equity	208,470	259,194

Total liabilities and stockholders’ equity	$270,957	$343,442